Exhibit 10.3

FERNANDES INVESTOR RIGHTS AGREEMENT dated as of January 14, 2011 (this “Agreement”), is entered into by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), AFFINION GROUP HOLDINGS, LLC, a Delaware limited liability company (“Parent LLC”), and RICHARD FERNANDES (the “Holder”) and shall become effective as of (and subject to) the consummation of the merger transaction contemplated by the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Affinion Group, Inc., Parker Holdings, LLC, Parker Merger Sub, Inc. and Webloyalty Holdings, Inc.

WHEREAS, the Holder deems it to be in the best interest of the Company and the Holders that provision be made for the continuity and stability of the business and policies of the Company, and, to that end, the Company and the Holder hereby set forth herein their agreement with respect to the Common Stock and Options acquired on or after the date hereof in his capacity as an employee, officer, director or consultant to the Company (the “Subject Common Stock”), but the term “Subject Common Stock” expressly excludes the shares of Common Stock and warrants to purchase Common Stock issued to the Holder pursuant to the Merger Agreement and any securities issued in exchange of, or upon exercise of such Common Stock or warrants to purchase Common Stock (the “Merger Equity”), Company securities acquired pursuant to the exercise of rights granted pursuant to the Stockholder Agreement or Company securities acquired in transactions in the secondary market (collectively with Merger Equity, the “Excluded Equity”)

NOW, THEREFORE, in consideration of the premises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

As used in this Agreement:

“Additional Consideration” has the meaning ascribed to such term in Section 5(e).

“Affiliate” of the Company or the Parent LLC means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or the Parent LLC, as applicable. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management V, L.P. or its affiliates.

“Affiliate” of the Holder means: (i) any member of the immediate family of the Holder, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse, or children (including those by adoption) of any such immediate family member, and in any such case any trust whose primary beneficiary is the Holder or one or more members of such immediate family and/or the Holder’s lineal descendants; (ii) the legal representative or guardian of the Holder or of any such immediate family member in the event the Holder or any such immediate family member becomes mentally incompetent; and (iii) any Person controlling, controlled by or under common control with the Holder. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Affinion Group” has the meaning ascribed to such term in Annex I.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

“Apollo Group” means Apollo Investment Fund V, L.P., a Delaware limited partnership, and each of its affiliates.

“Asset Sale” means the sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

“Bankruptcy Event” means (i) the Holder shall voluntarily be adjudicated as bankrupt or insolvent; (ii) the Holder shall consent to or not contest the appointment of a receiver or trustee for himself or for all or any part of his property; (iii) the Holder shall file a petition seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or any other competent jurisdiction; (iv) the Holder shall make a general assignment for the benefit of his creditors; (v) a petition shall have been filed against the Holder seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or other competent jurisdiction; or (vi) a court of competent jurisdiction shall have entered an order, judgment or decree appointing a receiver or trustee for the Holder, or for any part of his property, and such petition, order, judgment or decree shall not be and remain discharged or stayed within a period of sixty (60) days after its entry.

“Board” means the Board of Directors of the Company and any duly authorized committee thereof. All determinations by the Board required pursuant to the terms of this Agreement to be made by the Board shall be binding and conclusive.

“Cause” has the meaning ascribed to such term in that certain Employment Agreement, dated as of the date hereof, by and among Holder, the Company and Affinion Group, Inc.

“Common Stock” means the common stock of the Company, par value $.01 per share.

“Company” has the meaning ascribed to such term in the introductory paragraph hereof.

“Confidential Information” has the meaning ascribed to such term in Annex I.

“Control Disposition” means a Disposition which would have the effect of transferring to a Person or Group a number of shares of Common Stock such that, following the consummation of such Disposition, such Person or Group possesses the voting power to elect a majority of the Board (whether by merger, consolidation or sale or transfer of Common Stock).

“Disability” has the meaning ascribed to such term in that certain Employment Agreement, dated as of the date hereof, by and among the Holder, the Company and Affinion Group, Inc.

“Disposition” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of Common Stock (or any interest therein or right thereto) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Common Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Common Stock whether voluntary or involuntary, including, without limitation, with respect to the Holder, as a part of any liquidation of the Holder’s assets.

“Excluded Equity” has the meaning ascribed to such term in the recital hereto.

“Fair Market Value” has the meaning ascribed to such term in the Call Agreement, dated the date hereof, by and among the Company, General Atlantic Partners 79, L.P., Parent LLC, Holder and Fernandes Family Trust A Dated June 25, 1999.

“Group” has the meaning ascribed to such term in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Holder” has the meaning ascribed to such term in the introductory paragraph hereof.

“Indebtedness” means with respect to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, bond, debenture or similar instrument and any other obligation or liability represented by a note, bond, debenture or similar instrument, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States of America (“GAAP”) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, (f) all unpaid reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (g) all obligations of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, (h) all interest, fees and other expenses owed with respect to the indebtedness referred to above (and any prepayment penalties or fees or similar breakage costs or other fees and costs required to be paid in order for such Indebtedness to be satisfied and discharged in full), and (i) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“IRA” has the meaning ascribed to such term in Section 3.2(c).

“Look-Back Event” has the meaning ascribed to such term in Section 5(e).

“Merger Equity” has the meaning ascribed to such term in the recital hereto.

“Merger Agreement” means that certain Merger Agreement, dated as of the date hereof, by and among the Company, Affinion Group, Inc., Parker Holdings, LLC, Parker Merger Sub, Inc., and Webloyalty Holdings, Inc., as it is amended, supplemented, restated or otherwise modified from time to time.

“Merger” means the merger of Webloyalty Holdings, Inc. with and into Parker Merger Sub, Inc. pursuant to the Merger Agreement.

“Non-Compete Period” has the meaning ascribed to such term in Annex I.

“Offer” has the meaning ascribed to such term in Section 3.1.

“Option” means the options issued to Holder pursuant to the Company’s 2007 Stock Award Plan, as it is amended, supplemented, restated or otherwise modified from time to time, or any other option plan approved by the Company.

“Original Cost” means, (i) in the case of shares of Subject Common Stock issued to Holder upon exercise of Options, the Fair Market Value of shares of Subject Common Stock on the applicable grant date of the Option exercised and (ii) in the case of shares of Subject Common Stock issued to Holder pursuant to a vested stock grant, restricted stock grant or restricted stock unit agreement, the Fair Market Value of shares of Subject Common Stock on the applicable grant date, and (iii) in the case of shares of Subject Common Stock acquired by Holder through a bona fide purchase from the Company or any other Person, the price paid by the Holder for such shares, in each case, subject to appropriate adjustment by the Board for stock splits, stock dividends or other distributions, combinations and similar transactions.

“Parent LLC” means Affinion Group Holdings, LLC, a Delaware limited liability company.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proxy” has the meaning ascribed to such term in Section 6(a).

“Public Sale” means any sale, occurring simultaneously with or after an initial public offering, of Common Stock to the public pursuant to an offering registered under the Securities Act, to the public pursuant to Rule 144 promulgated thereunder without limitation as to volume or manner of sale or to the public in the manner described by the provisions of Rule 144(f) promulgated thereunder, other than an offering relating to employee incentive plans.

“Purchase Price” means (i) in the case where the Holder is terminated for Cause, the lower of the Original Cost or the Fair Market Value, and (ii) in all other cases, the Fair Market Value.

“Qualified Public Offering” means an underwritten public offering of Common Stock by the Company pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act, pursuant to which the aggregate offering price of the Common Stock sold in such offering is at least $150 million.

“Registration Rights Agreement” means that certain Registration Rights Agreement, delivered contemporaneously with the closing of the Merger, by and among the Company, the Holder, and the other parties signatory thereto.

“Repurchase Date” has the meaning ascribed to such term in Section 5(a).

“Repurchase Event” means the Holder shall cease to be employed by the Company or any of its subsidiaries for any reason (including upon death or Disability) or a Bankruptcy Event shall have occurred.

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and includes such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Award Plan” means the Affinion Group Holdings, Inc. 2007 Stock Award Plan, as it may be amended, supplemented, restated or otherwise modified from time to time, and any successor plan thereto.

“Stockholder Agreement” means that certain Stockholder Agreement, delivered contemporaneously with the closing of the Merger, by and among the Company, the Holder, and the other parties signatory thereto, as it is amended, supplemented, restated or otherwise modified from time to time.

“Subject Common Stock” has the meaning ascribed to such term in the recital hereto.

“Work Product” has the meaning ascribed to such term in Annex I.

Section 2. [RESERVED]

Section 3. Transfers; Additional Parties.

3.1	Restrictions; Permitted Dispositions.

Without the consent of the Company, the Holder shall not make any Disposition of shares of Subject Common Stock, directly or indirectly, through an Affiliate or otherwise. The preceding sentence shall apply with respect to all shares of Subject Common Stock held at any time by the Holder (including without limitation, all shares of Subject Common Stock acquired upon the exercise of any Option or upon a distribution pursuant to any deferred compensation plan), regardless of the manner in which the Holder initially acquired such shares of Subject Common Stock, but expressly excluding the Excluded Equity. Notwithstanding the foregoing, the following Dispositions of shares of Subject Common Stock by the Holder shall be permitted at any time:

(a) (i) in the case of shares of Subject Common Stock, with respect to a Public Sale in connection with the exercise of piggy-back registration rights in accordance with Section 3 of the Registration Rights Agreement, (ii) subject to Section 3 of the Registration Rights Agreement, a Public Sale of Subject Common Stock, or (iii) any sale of Subject Common Stock by the Holder following the expiration, without exercise, of the Repurchase Right in Section 5 following a Repurchase Event;

(b) to: (i) a guardian of the estate of the Holder, (ii) an inter-vivos trust primarily for the benefit of the Holder; (iii) an inter-vivos trust whose primary beneficiary is one or more of the Holder’s lineal descendants (including lineal descendants by adoption); (iv) the spouse of the Holder during marriage and not incident to divorce; or (v) one or more of the Holder’s Affiliates;

(c) to the Holder by: (i) a guardian of the estate of the Holder; (ii) an inter-vivos trust whose primary beneficiary is the Holder or one or more of the Holder’s lineal descendants (including lineal descendants by adoption); (iii) the spouse of the Holder during marriage and not incident to divorce; or (iv) the Holder’s lineal descendants;

(d) with the consent of the Company, by the Holder to a qualified retirement plan sponsored by the Holder (including with respect to a qualified retirement plan referred to in this paragraph 3.1(d), to participants, alternate payees and beneficiaries to the extent required by law and the provisions of such plan);

(e) to a trust, to any successor trust or successor trustee;

(f) any Disposition required by Section 4(c) of the Stockholder Agreement or in accordance with Section 4(d) of the Stockholder Agreement; and

(g) with the consent of the Company, by the Holder to other Persons for tax planning purposes.

In the event of any transaction not specifically prohibited by this section and not otherwise authorized by subsections (a) through (g) of this section resulting in a change of ownership interest in or voting power over any Holder that is not a natural person, such transaction shall be deemed a Disposition by such Holder and an irrevocable “Offer.” Such Holder shall promptly notify the Company of such event and Offer, by written notice to the Company, to sell all securities subject to the Offer to the Company and/or the Parent LLC for the Purchase Price. Offers under this Section 3.1 shall (a) be in writing; (b) be irrevocable for so long as the Company or the Parent LLC has the right to purchase any securities subject to the Offer; (c) be sent by the Holder to the Company; and (d) contain a description of the proposed transaction and change of ownership interest or voting power. The Company shall, within five (5) business days from receipt thereof (or, if no such written notice is delivered to the Company by such Holder, within five (5) business days from the Company’s receipt of evidence, satisfactory to it, of such a Disposition by such Holder), deliver written notice of the Offer to the Company and the Parent LLC stating that all Subject Common Stock registered in the name of such Holder are securities subject to an Offer pursuant to this Section 3.1. The date of such Offer shall be deemed to be the date such written notice of the Offer is so delivered by the Company.

3.2	Additional Parties.

(a) As a condition to the Company’s obligation to effect a transfer of shares of Subject Common Stock permitted by this Agreement on the books and records of the Company, (other than a transfer to the Parent LLC or of any of the Parent LLC’s Affiliates, the Company or any subsidiary of the Company), the transferee shall be required to become a party to this Agreement by executing (together with such Person’s spouse, if applicable) an Adoption Agreement in substantially the form of Exhibit A or in such other form that is reasonably satisfactory to the Company.

(b) In the event that any Person acquires shares of Subject Common Stock from (i) the Holder or any Affiliate or member of the Holder’s Group or (ii) any direct or indirect transferee of the Holder, such Person shall be subject to any and all obligations and restrictions of the Holder hereunder (other than the provisions of Section 7), as if such Person was the Holder. Additionally, whenever the Holder makes a transfer of shares of Subject Common Stock, such shares of Subject Common Stock shall contain a legend so as to inform any transferee that such shares of Subject Common Stock were held originally by the Holder and are subject to repurchase pursuant to Section 5 below based on the employment of or events relating to the Holder. Such legend shall not be placed on any shares of Subject Common Stock acquired from the Holder by the Company, the Parent LLC or any of its Affiliates.

(c) Any shares of Subject Common Stock acquired by an individual retirement account (“IRA”) on behalf the Holder shall be deemed to be held by the Holder. Additionally, such IRA shall be deemed to have acquired all shares of Subject Common Stock it holds pursuant to a transfer that is subject to Section 3.2(b) above.

3.3	Securities Restrictions; Legends.

(a) No shares of Subject Common Stock shall be transferable except upon the conditions specified in this Section 3.3, which conditions are intended to insure compliance with the provisions of the Securities Act.

(b) Each certificate representing shares of Subject Common Stock shall (unless otherwise permitted by the provisions of paragraph (d) below) be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE FERNANDES INVESTOR RIGHTS AGREEMENT DATED AS OF JANUARY 14, 2011 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”), AND THE OTHER PARTIES NAMED THEREIN. THE TERMS OF SUCH FERNANDES INVESTOR RIGHTS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c) The holder of any shares of Subject Common Stock by acceptance thereof agrees, prior to any transfer of any such shares, to give written notice to the Company of such holder’s intention to effect such transfer and to comply in all other respects with the provisions of this Section 3.3. Each such notice shall describe the manner and circumstances of the proposed transfer. Upon request by the Company, the holder delivering such notice shall deliver a written opinion, addressed to the Company, of counsel for the holder of such shares of Subject Common Stock, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company) such proposed transfer does not involve a transaction requiring registration or qualification of such shares under the Securities Act. Such holder of such shares of Subject Common Stock shall be entitled to transfer such shares in accordance with the terms of the notice delivered to the Company, if the Company does not reasonably object to such transfer and request such opinion within fifteen (15) days after delivery of such notice, or, if it requests such opinion, does not reasonably object to such transfer within fifteen (15) days after delivery of such opinion. Each certificate or other instrument evidencing any such transferred shares of Subject Common Stock shall bear the legend set forth in paragraph (b) above unless (i) such opinion of counsel to the holder of such shares of Subject Common Stock (which opinion and counsel shall be reasonably acceptable to the Company) states that registration of any future transfer is not required by the applicable provisions of the Securities Act or (ii) the Company shall have waived the requirement of such legends.

(d) Notwithstanding the foregoing provisions of this Section 3.3, the restrictions imposed by this Section 3.3 upon the transferability of any shares of Subject Common Stock shall cease and terminate when (i) any such shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act, or (ii) after a Qualified Public Offering, the holder of such shares of Subject Common Stock has met the requirements for transfer of such shares of Subject Common Stock pursuant to Rule 144 under the Securities Act. Whenever the restrictions imposed by this Section 3.3 shall terminate, the holder of any shares of Subject Common Stock as to which such restrictions have terminated shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in paragraph (b) above and not containing any other reference to the restrictions imposed by this Section 3.3.

Section 4. [RESERVED]

Section 5. Repurchase Rights.

(a) Company Repurchase Right. From and after a Repurchase Event, the Company and its subsidiaries shall have the right, but not the obligation, to repurchase all or any portion of the shares of Subject Common Stock held by the Holder (including any shares of Subject Common Stock which the Holder may obtain by exercising any Options held by the Holder that are vested as of the date of such Repurchase Event, or which would vest in connection with such Repurchase Event) in accordance with this Section 5 for the Purchase Price. The Company or any of its subsidiaries may exercise its right to purchase such shares of Subject Common Stock until the date that is the later of (i) three months after the Repurchase Event and (ii) three months after the date all Options have been exercised by the Holder or his successors, assigns or representatives (such date, the “Repurchase Date”). The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares (which closing date shall not be later than the Repurchase Date unless so required by Section 5(c)).

(b) The Parent LLC Repurchase Right. The Company or a subsidiary thereof shall give written notice to the Parent LLC stating whether the Company or any subsidiary will exercise such purchase rights pursuant to clause (a) above. If such notice states that the Company and its subsidiaries will not exercise their purchase rights for all or a portion of the shares of Subject Common Stock then subject thereto, the Parent LLC shall have the right to purchase such shares of Subject Common Stock not purchased by the Company or its subsidiaries on the same terms and conditions as the Company and its subsidiaries until the later of (i) the 30th day following the receipt of such notice or (ii) the Repurchase Date (in the case of a repurchase pursuant to clause (a)(ii) above).

(c) Closing. The closing date of any purchase of shares of Subject Common Stock, pursuant to this Section 5 shall take place on a date designated by the Company, one of its subsidiaries, or the Parent LLC, as applicable, in accordance with the applicable provisions of this Section 5; provided that the closing date will be deferred until such time as the Holder has held the shares of Subject Common Stock for a period of at least six months and one day. The Company, one of its subsidiaries, or the Parent LLC, as applicable, will pay for the shares of Subject Common Stock purchased by it pursuant to this Section 5 by delivery of a check or wire transfer of funds, in exchange for the delivery by the Holder of the certificates representing such shares of Subject Common Stock, duly endorsed for transfer to the Company, such subsidiary or the Parent LLC, as applicable. The Company shall have the right to record such purchase on its books and records without the consent of the Holder.

(d) Restrictions on Repurchase. Notwithstanding anything to the contrary contained in this Agreement, all purchases of shares of Subject Common Stock by the Company shall be subject to applicable restrictions contained in federal law and the Delaware General Corporation Law and in the Company’s and its respective subsidiaries’ debt and equity financing agreements. Notwithstanding anything to the contrary contained in this Agreement, if any such restrictions prohibit or otherwise delay any purchase of shares of Subject Common Stock which the Company is otherwise entitled or required to make pursuant to this Section 5, then the Company shall have the option to make such purchases pursuant to this Section 5 within thirty (30) days of the date that it is first permitted to make such purchase under the laws and/or agreements containing such restrictions, but in no event later than the first anniversary of the applicable Repurchase Event. Notwithstanding anything to the contrary contained in this Agreement, the Company and its subsidiaries shall not be obligated to effectuate any transaction contemplated by this Section 5 if such transaction would violate the terms of any restrictions imposed by agreements evidencing the Company’s Indebtedness. In the event that any shares of Subject Common Stock are sold by the Holder pursuant to this Section 5, the Holder, and the Holder’s successors, assigns or representatives, will take all reasonable steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals with respect to the Holder and take all other actions necessary and desirable to facilitate consummation of such sale in a timely manner.

(e) Additional Payment for Repurchased Shares. Notwithstanding anything to the contrary set forth in this Section 5, if (x) the Holder experiences a Repurchase Event (other than an employment termination for Cause), (y) the Company exercises the repurchase right triggered by such Repurchase Event, and (z) within six (6) months after the Repurchase Event, any of the following events occur (each, a “Look-Back Event”)—(i) the consummation of a Qualified Public Offering, (ii) the consummation of an Asset Sale, (iii) the consummation of a Control Disposition, (iv) the signing of a definitive agreement for an Asset Sale or (v) the signing of a definitive agreement for a Control Disposition—then the Company shall pay or cause to be paid to the Holder the Additional Consideration (as defined herein); provided that, with respect to the events described in clauses (iv) and (v) above, such payment of the Additional Consideration shall be made if and only if such event is consummated on or before the first anniversary of the Repurchase Event. For purposes of this Section 5(e), the “Additional Consideration” shall be an amount equal to the product of (A) (x) the per share consideration for Common Stock with respect to the Look-Back Event (which, in the case of a Qualified Public Offering, shall be the price at which the shares of Common Stock were offered to the public, and, in the case of an Asset Sale, shall be the per share amount distributable in respect of the Common Stock), less (y) the Purchase Price per share of Subject Common Stock paid to the Holder at the closing of such repurchase, multiplied by (B) the number of shares of Subject Common Stock so repurchased, provided that if the result of such calculation is zero or a negative number, no additional amount shall be paid to the Holder.

Section 6. Voting Agreement.

(a) Proxy. The Holder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Holder’s shares of Subject Common Stock and constitutes and appoints Parent LLC, or any nominee of Parent LLC, with full power of substitution and resubstitution, at any time from the date hereof until the consummation of a Qualified Public Offering, as its true and lawful attorney and proxy (its “Proxy”), and in its name, place and stead, to vote each of such shares (whether such shares are currently held or may be acquired in the future by the Holder) as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the laws of the state of Delaware may permit or require with respect to any matter referred to be voted on by the stockholders of the Company. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

(b) No Proxies for or Encumbrances on the Holder’s Shares. Except pursuant to the terms of this Agreement, prior to a Qualified Public Offering, the Holder shall not, without the prior written consent of Parent LLC, directly or indirectly, (i) grant any proxies (other than pursuant to Section 6(a) above) or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Subject Common Stock held by such Holder or (ii) except as permitted pursuant to Section 2 or Section 3, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any of the Holder’s shares of Subject Common Stock.

Section 7. Restrictive Covenants. The Holder agrees to be bound by the restrictive covenants set forth in Annex I hereto, which restrictive covenants are hereby incorporated by reference herein.

Section 8. Notices. In the event a notice or other document is required to be sent hereunder to the Company, Parent LLC or to the Holder or the spouse or legal representative of the Holder, such notice or other document, if sent by mail, shall be sent by registered mail, return receipt requested (and by air mail in the event the addressee is not in the continental United States), to the party entitled to receive such notice or other document at the address set forth on Annex II hereto. Any such notice shall be effective and deemed received three (3) days after proper deposit in the mails, but actual notice shall be effective however and whenever received. The Company, Parent LLC, the Holder or the spouse or the legal representative of the Holder may effect a change of address for purposes of this Agreement by giving notice of such change to the Company, and the Company shall notify each of the parties hereto of any such change in the manner provided herein. Until such notice of change of address is properly given by the Company, the addresses set forth on Annex II shall be effective for all purposes.

Section 9. Miscellaneous Provisions.

(a) Each Transferee that is an entity that was formed for the sole purpose of acquiring shares of Subject Common Stock or that has no substantial assets other than the shares of Subject Common Stock or interests in shares of Subject Common Stock agrees that (a) certificates of shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the transfer of Subject Common Stock as if such common stock or other equity interests were shares of Subject Common Stock and (b) no such shares of common stock or other equity interests may be transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such shares or equity interests were shares of Subject Common Stock.

(b) The Holder shall not enter into any stockholder agreements or arrangements of any kind with any Person with respect to shares of Subject Common Stock on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of any shares of Subject Common Stock in a manner inconsistent with this Agreement.

(c) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(d) Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

(e) This Agreement shall be binding upon the Company, the Parent LLC, the Holder, any spouse of the Holder, and their respective heirs, executors, administrators and permitted successors and assigns.

(f) This Agreement may be amended or waived from time to time by an instrument in writing signed by the Company, the Holder and Parent LLC, provided, that this Agreement may be amended by the Company without the consent of the Holder or Parent LLC to cure any ambiguity or to cure, correct or supplement any defective provisions contained herein, or to make any other provisions with respect to matters or questions hereunder as the Company may deem necessary or advisable so long as such action does not affect adversely the interests of the Holder or Parent LLC.

(g) This Agreement shall terminate automatically upon: (i) the dissolution of the Company, and (ii) the consummation of a Control Disposition.

(h) [RESERVED]

(i) The spouse of the Holder is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any community property interests or similar marital property interests in the Subject Common Stock she may now or hereafter own, and agrees that the termination of her marital relationship with the Holder for any reason shall not have the effect of removing any shares of Subject Common Stock otherwise subject to this Agreement from the coverage of this Agreement and that her awareness, understanding, consent and agreement are evidenced by her signing this Agreement. Furthermore, the Holder agrees to cause his spouse (and any subsequent spouse) to execute and deliver, upon the request of the Company, a counterpart of this Agreement, or an Adoption Agreement substantially in the form of Exhibit A or in a form satisfactory to the Company.

(j) Any Disposition or attempted Disposition in breach of this Agreement shall be void and of no effect. In connection with any attempted Disposition in breach of this Agreement, the Company may hold and refuse to transfer any share of Subject Common Stock or any certificate therefor, in addition to and without prejudice to any and all other rights or remedies which may be available to it. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

(k) This Agreement may be executed simultaneously in two or more counterparts, anyone of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

(l) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

(m) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

(n) The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall exclusively and properly lie in the Delaware State Chancery Court located in Wilmington, Delaware, or (in the event that such court denies jurisdiction) any federal or state court located in the State of Delaware. By execution and delivery of this Agreement each party hereto irrevocably submits to the jurisdiction of such courts for himself and in respect of his property with respect to such action. The parties hereto irrevocably agree that venue for such action would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(o) No course of dealing between the Company, or its subsidiaries, the Holder and Parent LLC or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(p) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

(q) This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by the Company may be withheld by the Company in its sole discretion.

(r) Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

(s) If, and as often as, there are any changes in the Subject Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Subject Common Stock as so changed.

(t) No director of the Company shall be personally liable to the Company or the Holder as a result of any acts or omissions taken under this Agreement in good faith.

(u) In the event additional shares of Subject Common Stock are issued by the Company to a Holder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Company exercisable for or exchangeable into shares or Subject Common Stock, such additional shares of Subject Common Stock, as a condition to their issuance, shall become treated as Subject Common Stock subject to the terms and provisions of this Agreement.

(v) Notwithstanding anything to the contrary contained herein, but subject to Section 3.2, the Parent LLC may assign its rights or obligations, in whole or in part, under this Agreement to any member of the Apollo Group or one or more of the Parent LLC’s Affiliates.

(w) Neither the ownership of Subject Common Stock or Options nor any provision contained in this Agreement shall entitle the Holder to obtain employment with or remain in the employment of the Company or any of its subsidiaries or Affiliates or affect any right the Company or any subsidiary or Affiliate of the Company may have to terminate the Holder’s employment, pursuant to an applicable employment agreement or otherwise for any reason.

(x) In the event that any member of the Apollo Group becomes an owner of Common Stock of the Company, such member shall automatically become party to this Agreement and this Agreement shall be amended and restated to provide that such member of the Apollo Group or a designee of such member shall have the same rights and obligations of the Parent LLC hereunder.

* * * * *

This Agreement is executed by the Company, Parent LLC, the Holder and the spouse of the Holder to be effective as of the date first above written.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Nathaniel Lipman
Name: Nathaniel Lipman
Title: Chief Executive Officer

AFFINION GROUP HOLDINGS, LLC

By:	/s/ Marc Becker
Name: Marc Becker
Title: Manager
/s/ Richard Fernandes
RICHARD FERNANDES
/s/ Lori Fernandes
LORI FERNANDES

[Signature Page to Fernandes Investor Rights Agreement]

EXHIBIT A

FORM OF

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption”) is executed pursuant to the terms of the Fernandes Investor Rights Agreement dated as of January 14, 2011, a copy of which is attached hereto (the “Investor Rights Agreement”), by the transferee (“Transferee”) executing this Adoption. By the execution of this Adoption, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), subject to the terms and conditions of the Investor Rights Agreement, among the Company, Affinion Group Holdings, LLC and the holders of Company securities party thereto. Capitalized terms used herein without definition are defined in the Investor Rights Agreement and are used herein with the same meanings set forth therein.

2.	Agreement. Transferee (i) agrees that the shares of Subject Common Stock acquired by Transferee, and certain other shares of Subject Common Stock that may be acquired by Transferee in the future, shall (a) be bound by and subject to the terms of the Investor Rights Agreement, pursuant to the terms thereof, and (b) treated as Subject Common Stock thereunder, and (ii) hereby adopts the Investor Rights Agreement with the same force and effect as if he were originally a party thereto.

3.	Notice. Any notice required as permitted by the Investor Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Subject Common Stock and other securities referred to above and in the Investor Rights Agreement, to the terms of the Investor Rights Agreement.

Name of Transferee	Name of Spouse

Signature	Signature

Date	Date

Address

A-1

ANNEX I

Restrictive Covenants

The Holder acknowledges and agrees that it has received good and valuable consideration for the restrictive covenants set forth herein, including without limitation, the right to acquire and own Securities of the Company, the employment by the Company or its subsidiaries and the related compensation and benefits and other good and valuable consideration, the sufficiency of which is hereby acknowledged. The Holder shall be bound by the provisions contained in this Annex I.

1. Non-Solicitation. During the period commencing on the date hereof and ending on the third anniversary of the date of termination of the Holder’s employment with the Company and its Affiliates for any reason, the Holder shall not directly or indirectly through another Person or entity (a) induce or attempt to induce any employee of the Company or any Affiliate of the Company (collectively the “Affinion Group”) to leave the employ of the Affinion Group, or in any way interfere with the relationship between the Affinion Group, on the one hand, and any employee thereof, on the other hand, (b) hire any person who, at any time during the preceding twelve months, was an employee of the Affinion Group. During the period commencing on the date hereof and ending on the second anniversary of the date of termination of the Holder’s employment with the Company and its Affiliates for any reason, the Holder shall not directly or indirectly through another Person or entity induce or attempt to induce any customer, supplier, licensee or other business relation of the Affinion Group to cease doing business with the Affinion Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand.

2. Non-Competition. The Holder acknowledges that, in the course of his employment with Affinion Group, he has become familiar, or will become familiar, with Affinion Group’s Confidential Information and that the Holder’s services have been and will be of special, unique and extraordinary value to the Affinion Group. Therefore, the Holder agrees that, during the period commencing on the date hereof and ending on the second anniversary of the Holder’s termination of employment with the Company and its Affiliates for any reason (the “Non-Compete Period”), the Holder shall not, directly or indirectly, engage in any business that markets, provides, administers or makes available affinity-based membership programs, affinity-based insurance programs, benefit packages as an enhancement to financial institutions or other customer accounts or loyalty-based programs (whether as of the date hereof or during the Non-Compete Period), anywhere in the world in which the Affinion Group is doing business. For purposes of this Section 2, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise; provided, however, that nothing in this Section 2 shall prohibit the Holder from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Holder has no active participation in the business of such corporation.

A-I-2

3. Non-Disclosure; Non-Use of Confidential Information. The Holder shall not disclose or use at any time, either during his employment with the Company and its Affiliates or at any time thereafter, any Confidential Information (as hereinafter defined) of which the Holder is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Holder’s performance in good faith of duties assigned to the Holder by the Company or as required by law or legal process. The Holder will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Holder shall deliver to the Company at the termination of his employment with the Company and its Affiliates, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Affinion Group that the Holder may then possess or have under his control.

4. Proprietary Rights. The Holder recognizes that the Affinion Group possesses a proprietary interest all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Holder, except as otherwise agreed between the Affinion Group and the Holder in writing. The Holder expressly agrees that any Work Product made or developed by the Holder or the Holder’s agents or affiliates during the course of the Holder’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Affinion Group. The Holder further agrees that all Work Product developed by the Holder (whether or not able to be protected by copyright, patent or trademark) during the course of his employment with the Affinion Group, or involving the use of the time, materials or other resources of the Affinion Group, shall be promptly disclosed to the Affinion Group and shall become the exclusive property of the Affinion Group, and the Holder shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

5.	Certain Definitions.

(a) As used herein, the term “Confidential Information” means information that is not generally known to the public or in the public domain (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Affinion Group in connection with its business, including, but not limited to, information, observations and data obtained by the Holder while employed by the Affinion Group or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Affinion Group, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form

A-I-3

generally available to the public (except as a result of Holder’s unauthorized disclosure) prior to the date the Holder proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b) As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to Affinion Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Holder (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Affinion Group (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

A-I-4

ANNEX II

1.	If to the Company:
Affinion Group Holdings, Inc. 6 High Ridge Park Stamford, CT 06905 Facsimile: (203) 956-1021 Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Facsimile: 212-872-1002 Attention: Adam K. Weinstein

2.	If to the Parent LLC:

Affinion Group Holdings, LLC
c/o Apollo Management V, L.P.
9 West 57th Street
New York, NY 10019
Facsimile: (212) 515-3264
Attention: Marc Becker

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Facsimile: 212-872-1002 Attention: Adam K. Weinstein

3.	If to the Holder, to the address set forth with respect to the Holder in the Company’s records.

* * * * *

A-II-I